August 2009 Pricing Sheet dated August 18, 2009 relating to Preliminary Terms No. 167 dated August 18, 2009 Registration Statement No. 333-156423 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in U.S. Equities

Bear Market PLUS based Inversely on the Shares of the SPDR® S&P Retail ETF due September 24, 2010
Performance Leveraged Upside SecuritiesSM
PRICING TERMS – AUGUST 18, 2009
Issuer:	Morgan Stanley
Maturity date:	September 24, 2010
Underlying shares:	Shares of the SPDR® S&P® Retail ETF
Aggregate principal amount:	$8,320,000
Payment at maturity:
▪ If the final share price is less than the initial share price:
$10 + enhanced downside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
▪ If the final share price is greater than or equal to the initial share price
$10 – upside reduction amount
In no event will the payment at maturity be less than the minimum payment at maturity.

Enhanced downside payment:	$10 x leverage factor x share percent decrease
Upside reduction amount:	$10 x share percent increase
Share percent decrease:	(initial share price – final share price) / initial share price
Share percent increase:	(final share price – initial share price) / initial share price
Initial share price:	$30.61, which is the closing price of one share of the underlying shares on the pricing date
Final share price:	The closing price of one share of the underlying shares on the valuation date times the adjustment factor
Valuation date:	September 21, 2010, subject to adjustment for certain market disruption events
Leverage factor:	200%
Maximum payment at maturity:	$12.70 per Bear Market PLUS (127% of the stated principal amount)
Minimum payment at maturity:	$2.00 per Bear Market PLUS (20% of the stated principal amount)
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Stated principal amount:	$10 per Bear Market PLUS
Issue price:	$10 per Bear Market PLUS
Pricing date:	August 18, 2009
Original issue date:	August 25, 2009 (5 business days after the pricing date)
CUSIP:	617484704
ISIN:	US6174847045
Listing:	The Bear Market PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Bear Market PLUS	$10	$0.10	$9.90
Total	$8,320,000	$83,200	$8,236,800
(1)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 167 dated August 18, 2009
Prospectus Supplement for PLUS dated December 23, 2008
Prospectus dated December 23, 2008

THE BEAR MARKET PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE BEAR MARKET PLUS WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.